Exhibit 99.1

CommScope Announces Second Quarter 2009 Results

•	Second quarter sales rise 5.6% sequentially to $784 million

•	Net income of $15 million, or $0.18 per diluted share

•	Adjusted net income, excluding special items, of $61 million, or $0.67 per diluted share

•	Operating income of $74 million and adjusted operating income, excluding special items, of $125 million or 15.9% of sales

•	Cash flow from operations more than triples year-over-year to a record $138 million

HICKORY, NC, July 29, 2009—CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported sales of $783.7 million and net income of $15.4 million, or $0.18 per diluted share, for the quarter ended June 30, 2009.

The reported net income includes after-tax charges of approximately $15.3 million for the amortization of purchased intangibles, $14.7 million for charges related to debt conversions and prepayments, $10.3 million in litigation charges and $5.6 million in restructuring costs. Excluding these special items, adjusted second quarter 2009 earnings were $61.3 million, or $0.67 per diluted share. (A reconciliation of reported GAAP results to adjusted results for the quarter is attached).

For the second quarter of 2008, CommScope reported sales of $1.09 billion and net income of $40.2 million, or $0.50 per diluted share. The reported net income included after-tax charges of approximately $23.1 million for restructuring and acquisition related costs, $17.8 million for the amortization of purchased intangibles, $2.9 million for purchase accounting adjustments related to inventory, and a benefit of $3.9 million related to the settlement of tax audits. Excluding these items, adjusted second quarter 2008 earnings were $80.1 million, or $1.00 per diluted share.

“Despite challenging global market conditions, CommScope delivered solid results in the second quarter,” said Chairman and Chief Executive Officer Frank Drendel. “We strengthened our balance sheet, achieved an adjusted operating margin of 15.9 percent and delivered record quarterly cash flow from operations. We believe that our efforts to aggressively take costs out of the business and manage working capital will help us navigate this difficult recession.

“We are equally focused on long-term opportunities, and continue to invest strategically in research and development. Wireless subscriber growth in India and 3G deployments in China remain key near-term opportunities while the transition toward fourth generation wireless technology presents exciting opportunities over the longer term. We remain optimistic about our market position and believe we are well positioned to benefit from growth opportunities as the economy recovers.”

Sales Overview

Sales declined 27.9 percent year over year due to the ongoing effects of the global recession. Sales in all segments declined year over year. The year-over-year sales comparison was also affected by the negative impact of changes in foreign currency exchange rates of approximately $22 million.

However, sales rose 5.6 percent sequentially due to improved Enterprise and Wireless Network Solutions (WNS) segment sales and the positive sequential impact of foreign currency exchange rates of approximately $8 million.

Sales by Segment

($ in millions)

	Second Quarter 2009	Second Quarter 2008	First Quarter 2009	% Change
				YOY	Sequential
ACCG	$322.2	$500.2	$325.9	-35.6%	-1.1%
Enterprise	164.3	243.1	144.0	-32.4%	14.1%
Broadband	118.2	163.7	114.2	-27.8%	3.5%
WNS	179.7	185.4	159.0	-3.1%	13.0%
Inter-segment eliminations	(0.7)	(5.0)	(0.8)	n/a	n/a

Total CommScope Net Sales	$783.7	$1,087.4	$742.3	-27.9%	5.6%

Sales by Region

($ in millions)

	Second Quarter 2009	Second Quarter 2008	First Quarter 2009	% Change
				YOY	Sequential
United States	$419.3	$507.3	$359.6	-17.3%	16.6%

Europe, Middle East & Africa	171.5	314.2	176.3	-45.4%	-2.7%
Asia Pacific	143.5	173.6	146.5	-17.3%	-2.0%
Other Americas	50.1	97.3	60.7	-48.5%	-17.5%

Subtotal International	$365.1	$585.1	$383.5	-37.6%	-4.8%

Inter-segment eliminations	(0.7)	(5.0)	(0.8)	n/a	n/a

Total CommScope Net Sales	$783.7	$1,087.4	$742.3	-27.9%	5.6%

Antenna, Cable and Cabinet Group (ACCG) segment sales declined 1.1 percent sequentially to $322.2 million as much stronger North American wireline cabinet sales were offset by lower global sales of cable and microwave products.

Enterprise segment sales rose 14.1 percent sequentially to $164.3 million in the seasonally stronger second quarter. The company has begun to see stabilization in corporate information technology spending and believes distribution channel inventory is currently at historically low levels.

Broadband segment sales rose 3.5 percent sequentially to $118.2 million, due primarily to normal North American seasonal trends.

WNS segment sales rose 13.0 percent sequentially to $179.7 million. WNS sales rose sequentially in all product areas and benefitted from the network consolidation initiatives of a large U.S. based wireless operator.

In the second quarter, U.S. sales rose 16.6 percent sequentially to $419.3 million or 53.5 percent of total company sales. North American sales rose sequentially in all major segments due primarily to normal seasonality. Sales declined sequentially in all other major geographic regions.

Customer orders booked in the second quarter 2009 were $742 million.

Operating Income Overview

Operating income in the second quarter of 2009 was $74.1 million compared to $97.6 million for the comparable 2008 period. The year-over-year decline in operating income resulted primarily from lower sales volumes as a result of the global economic recession. On a sequential basis, operating income rose substantially due primarily to higher manufacturing volumes, lower material costs and ongoing cost reduction. Adjusted operating income, excluding amortization of purchased intangibles and other special items, nearly tripled sequentially to $124.8 million, or 15.9 percent of sales. All segments’ adjusted operating margins returned to double-digit levels in the second quarter of 2009.

Second Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$14.6	$27.8	$27.9	$3.8	$74.1
Amortization of purchased intangible assets	17.2	1.6	0.5	5.2	24.5
Restructuring costs	4.9	1.3	0.3	1.6	8.1
Litigation charge	—	—	—	18.1	18.1

Adjusted (non-GAAP) operating income	$36.7	$30.7	$28.7	$28.7	$124.8
Adjusted (non-GAAP) operating margin	11.4%	18.7%	24.3%	16.0%	15.9%

First Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$(13.4)	$7.4	$8.6	$6.4	$9.0
Amortization of purchased intangible assets	17.2	1.6	0.5	5.2	24.5
Restructuring costs	1.6	1.2	3.8	2.1	8.7
Litigation charge	—	—	—	3.1	3.1

Adjusted (non-GAAP) operating income	$5.4	$10.2	$12.9	$16.8	$45.3
Adjusted (non-GAAP) operating margin	1.7%	7.1%	11.3%	10.6%	6.1%

Second Quarter 2008 Adjusted (non-GAAP) Operating Income by Segment

($ in millions)

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$66.1	$40.9	$(8.7)	$(0.7)	$97.6
Amortization of purchased intangible assets	18.1	1.6	0.5	8.3	28.5
Purchase accounting adjustments related to inventory	0.3	—	—	4.4	4.7
Restructuring costs	—	0.9	21.7	—	22.6
Acquisition and one-time transition costs	0.4	0.2	0.1	0.2	0.9

Adjusted (non-GAAP) operating income	$84.9	$43.6	$13.6	$12.2	$154.3
Adjusted (non-GAAP) operating margin	17.0%	17.9%	8.3%	6.6%	14.2%

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Capital Markets Transactions and Credit Facilities Amendment

During the second quarter 2009, CommScope completed several capital markets transactions and amended its senior secured credit facilities. CommScope’s primary goals for these actions were to lower debt, enhance financial flexibility and reduce uncertainty regarding the company’s ability to remain in compliance with the financial covenants in its credit facilities.

On May 28, 2009, CommScope completed the public offering of $287.5 million aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015. The notes are convertible at the holders’ option into shares of CommScope common stock at an initial conversion rate of 36.3636 shares of common stock per $1,000 principal amount of notes (subject to adjustment), equivalent to a conversion price of approximately $27.50 per share of common stock. Concurrent with the convertible notes offering, CommScope also issued approximately 10.5 million shares of its common stock in a public offering at a price of $22.00 per share.

CommScope received proceeds from the public offerings of approximately $500 million, net of underwriting discounts and commissions and other offering expenses. The company used $400 million of these proceeds to repay a portion of the term loans outstanding under its senior secured credit facilities in conjunction with an amendment to the credit facilities. The credit facility amendment postpones by a year the increase in the minimum interest coverage ratio and the decrease in the maximum leverage ratio among other changes. These changes to the covenant levels will now take effect beginning with the quarter ending September 30, 2010, instead of the quarter ending September 30, 2009. The subsequent change to each ratio is also postponed by a year.

On June 3, 2009, the company announced the conversion of all $100 million aggregate principal amount of its outstanding 3.50% Convertible Senior Subordinated Debentures due 2024 into CommScope common stock. In connection with the conversions, holders received an interest make-whole payment in shares of CommScope common stock. As a result of the conversions, CommScope issued approximately 10.3 million shares of CommScope common stock. The company recorded a non-cash charge of $11.3 million in the second quarter for the interest make-whole payment related to the conversion.

Second Quarter 2009 Financial Highlights

•	During the second quarter, CommScope reduced total debt outstanding by $287.1 million.

•

The company recorded a non-cash litigation charge of $18.1 million in the second quarter related to the TruePosition litigation. On April 30, 2009, the trial court issued a final ruling and awarded damages to TruePosition for the final phase of the customer project that were not previously addressed. CommScope disagrees with the trial court’s decision and has filed a notice of appeal.

•

Gross margin for the second quarter 2009 was 29.2 percent and includes $3.6 million of intangible amortization and an $18.1 million litigation charge in Cost of Sales. Excluding these items, adjusted gross margin would have been 32.0 percent.

•

SG&A expense for the second quarter 2009 was $99.0 million, down $37.6 million, or 27.6 percent, year over year due primarily to lower sales volumes, ongoing cost reduction programs, suspension of incentive-based cash bonus programs in 2009 and recoveries of bad debt expense.

•

Interest expense was $43.2 million in the second quarter and included a non-cash charge of $11.3 million related to the interest make-whole payment. Also included in second quarter interest expense is $5.4 million related to the write off of deferred financing fees in connection with accelerated debt payments made in the second quarter. Excluding these items, interest expense in the quarter was $26.5 million.

•	The company’s effective income tax rate for the quarter was 51.0% and reflects non-deductible charges related to the conversion of convertible debentures.

•	Total depreciation and amortization expense was $54.6 million for the second quarter 2009. Intangible amortization in the second quarter totaled $24.5 million.

•	Net cash provided by operating activities in the second quarter more than tripled year over year to a record $138.5 million.

Commercial Highlights

•

Andrew Solutions™ recently introduced GeoLENsTM (GeoLocation-Enabled Network solutions), its next generation of solutions for enabling location-capable networks. GeoLENsTM offers cost efficiencies, capacity and algorithm enhancements, and greater technology integration in helping carriers address commercial and regulatory applications (such as information, security and emergency 911 and 112) in an era of rapidly evolving networks, devices and customer usage requirements.

•

With China investing billions of dollars in 3G networks, Andrew Solutions has completed an expansion of its Suzhou, China manufacturing and distribution center to better support its local customers. In operation since 1998, the plant’s expansion increases production space for base station antennas manufacturing substantially. The highly skilled Suzhou workforce manufactures base station antenna for deployment in Chinese networks and for export to the rest of Asia and beyond, with all major frequency bands and technologies represented, such as TD-SCDMA, WiMAX, W-CDMA, CDMA, LTE and GSM. Andrew Solutions also manufactures HELIAX® coaxial RF cable, RADIAX® radiating cable, and cable components and accessories in its Suzhou facility. Andrew Solutions was the only non-indigenous cable and antenna supplier approved by China Telecom for the first phase of its 3G CDMA wireless network and one of the few non-indigenous vendors approved for the new China Unicom 3G WCDMA network.

•

The US Department of Agriculture’s Rural Development Telecommunications Program has accepted CommScope’s BrightPath® fiber-to-the-home solution, enabling service providers seeking funding from the Rural Utilities Service (RUS) to propose the use of BrightPath products in business plans and applications they submit for RUS grants and loans. The simple, effective BrightPath fiber-to-the-home system works seamlessly with existing hybrid fiber coax networks, employing a unique, tapped architecture that provides fiber connection from the head end/central office to the subscriber’s premises. BrightPath provides all the benefits of a fiber-to-the-home network without requiring changes to back-office, head end/central office or customer premises equipment. The RUS also accepted CommScope’s flat drop fiber cable designs, which support fiber-to-the-home solutions, including the company’s BrightPath solution.

•

CommScope provided network infrastructure and cellular coverage and capacity solutions for the Dallas Cowboys’ new stadium. The state-of-the-art venue used CommScope’s SYSTIMAX® high-performance network solutions to create the world’s largest internet protocol television (IPTV) installation and operate the stadium’s data center and other technical operations. The stadium features an extensive in-building wireless communications network from Andrew Solutions that provides complete cellular coverage in the stadium and its surrounding property for all spectators and team officials, coaching staff, employees and public safety agents.

Outlook

CommScope management provided the following guidance for the third quarter of 2009:

•	Revenue of $750 million to $800 million

•	Adjusted operating income of $105 million to $125 million, excluding amortization of purchased intangibles and other special items

•	Interest expense of approximately $26 million

•	Tax rate of 38 percent to 40 percent on adjusted pretax income

•	Approximately 106 million fully diluted shares outstanding

“We are pleased with the substantial improvement in second quarter financial results in the midst of challenging global economic conditions,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “While we believe that the business environment is stabilizing, we still see a great deal of economic uncertainty. As a result, we expect third quarter revenues and adjusted operating income to remain generally stable with second quarter levels.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss second quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944. The conference identification number is 19779348. Please plan to dial in 10 - 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call will be available through a link on the Investor Relations Presentations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay. The replay identification number is 19779348 and will be available through August 12, 2009. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew Solutions™ brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward Looking Statement

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “long term view,” “confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; tax rate variability; realignment of global manufacturing capacity; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$783,708	$1,087,377	$1,525,959	$2,092,471

Operating costs and expenses:
Cost of sales	554,575	771,759	1,128,101	1,554,220
Selling, general and administrative	98,951	136,591	200,156	270,798
Research and development	27,105	34,269	56,067	70,234
Amortization of purchased intangible assets	20,825	24,552	41,649	49,104
Restructuring costs	8,117	22,636	16,820	22,768

Total operating costs and expenses	709,573	989,807	1,442,793	1,967,124

Operating income	74,135	97,570	83,166	125,347
Other expense, net	(503)	(9,237)	(10,533)	(15,994)
Interest expense	(43,183)	(35,629)	(73,810)	(75,208)
Interest income	1,028	4,402	2,507	9,585

Income before income taxes	31,477	57,106	1,330	43,730
Income tax expense	(16,050)	(16,890)	(6,425)	(14,563)

Net income (loss)	$15,427	$40,216	$(5,095)	$29,167

Earnings (loss) per share:
Basic	$0.19	$0.57	$(0.07)	$0.42
Diluted (a)	$0.18	$0.50	$(0.07)	$0.38

Weighted average shares outstanding:
Basic	80,648	69,974	76,249	68,694
Diluted (a)	93,209	80,922	76,249	80,676
(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic)	$15,427	$40,216	$(5,095)	$29,167
Convertible debt add-back (b)	1,202	499	—	1,146

Numerator (assuming dilution)	$16,629	$40,715	$(5,095)	$30,313

Weighted average shares (basic)	80,648	69,974	76,249	68,694
Dilutive effect of:
Stock options (c)(d)	480	997	—	967
Restricted stock units and performance share units (c)	810	776	—	693
Convertible debt (b)(c)	11,271	9,175	—	10,322

Denominator (assuming dilution)	93,209	80,922	76,249	80,676

(b)	Incremental interest expense and shares associated with convertible debt.
(c)	The calculation of diluted earnings (loss) per share for the six months ended June 30, 2009 excludes the dilutive effect of 0.2 million shares for stock options, 0.5 million shares for restricted stock units and performance share units, and 10.1 million shares for convertible debt because they would have decreased the loss per share.
(d)	Options to purchase approximately 1.1 million and 1.6 million common shares were excluded from the computation of diluted earnings (loss) per share for the three and six months ended June 30, 2009, respectively, because they would have been antidilutive. Options to purchase approximately 0.7 million and 0.9 million common shares were excluded from the computation of diluted earnings per share for the three and six months ended June 30, 2008, respectively, because they would have been antidilutive.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$452,512	$412,111
Accounts receivable, less allowance for doubtful accounts of $17,516 and $19,307, respectively	634,395	695,820
Inventories, net	326,478	450,310
Prepaid expenses and other current assets	75,990	70,778
Deferred income taxes	75,424	81,024

Total current assets	1,564,799	1,710,043

Property, plant and equipment, net	444,464	468,140
Goodwill	995,623	997,257
Other intangibles, net	772,219	821,128
Other noncurrent assets	72,431	66,192

Total Assets	$3,849,536	$4,062,760

Liabilities and Stockholders’ Equity
Accounts payable	$208,148	$244,273
Other accrued liabilities	259,591	306,537
Current portion of long-term debt	7,350	374,498

Total current liabilities	475,089	925,308

Long-term debt	1,541,148	1,667,286
Deferred income taxes	133,916	150,357
Pension and postretirement benefit liabilities	164,684	164,075
Other noncurrent liabilities	130,914	147,376

Total Liabilities	2,445,751	3,054,402

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at June 30, 2009 or December 31, 2008	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued and outstanding shares: 93,574,791 at June 30, 2009 and 70,798,864 at December 31, 2008	1,038	811
Additional paid-in capital	1,343,788	969,976
Retained earnings	311,990	317,085
Accumulated other comprehensive income (loss)	(106,344)	(132,411)
Treasury stock, at cost: 10,232,004 shares at June 30, 2009 and 10,312,088 at December 31, 2008	(146,687)	(147,103)

Total Stockholders’ Equity	1,403,785	1,008,358

Total Liabilities and Stockholders’ Equity	$3,849,536	$4,062,760

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Six Months Ended June 30,
	2009	2008
Operating Activities:
Net income (loss)	$(5,095)	$29,167
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	104,623	109,298
Equity-based compensation	10,173	9,892
Non-cash interest expense on 3.50% convertible debentures	12,004	—
Loss on conversion of debt securities	8,649	2,761
Changes in assets and liabilities	93,486	(29,124)

Net cash provided by operating activities	223,840	121,994

Investing Activities:
Additions to property, plant and equipment	(24,295)	(22,974)
Proceeds from sale of product line	—	8,513
Proceeds from disposal of fixed assets	672	6,053
Cash paid for acquisitions	(142)	(60,686)
Other	—	(5,012)

Net cash used in investing activities	(23,765)	(74,106)

Financing Activities:
Principal payments on long-term debt	(757,455)	(224,926)
Proceeds from the issuance of long-term debt	388,125	—
Proceeds from the issuance of common stock	220,128	—
Proceeds from the issuance of shares under equity-based compensation plans	298	9,153
Tax benefit from the issuance of shares under equity-based compensation plans	73	3,402
Long-term financing costs	(12,588)	(246)

Net cash used in financing activities	(161,419)	(212,617)

Effect of exchange rate changes on cash	1,745	14,941

Change in cash and cash equivalents	40,401	(149,878)
Cash and cash equivalents, beginning of period	412,111	649,451

Cash and cash equivalents, end of period	$452,512	$499,573

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Sales:
ACCG	$322.2	$500.2	$648.1	$979.2
Enterprise	164.3	243.1	308.3	454.6
Broadband	118.2	163.7	232.4	299.2
WNS	179.7	185.4	338.7	366.0
Inter-segment eliminations	(0.7)	(5.0)	(1.5)	(6.5)

Consolidated Net Sales	$783.7	$1,087.4	$1,526.0	$2,092.5

Operating Income (Loss):
ACCG	$14.6	$66.1	$1.2	$86.4
Enterprise	27.8	40.9	35.3	76.9
Broadband	27.9	(8.7)	36.5	(5.4)
WNS	3.8	(0.7)	10.2	(32.6)

Consolidated Operating Income	$74.1	$97.6	$83.2	$125.3

CommScope, Inc.

Reconciliation of GAAP to Adjusted (non-GAAP) Operating Income

(Unaudited — In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating income, as reported	$74.1	$97.6	$83.2	$125.3

Special items:
Amortization of purchased intangible assets (1)	24.5	28.5	48.9	57.0
Purchase accounting adjustments related to inventory	—	4.7	—	57.5
Restructuring costs	8.1	22.6	16.8	22.7
Litigation charge	18.1	—	21.2	—
Acquisition and one-time transition costs	—	0.9	—	3.8

Adjusted (non-GAAP) Operating Income	$124.8	$154.3	$170.1	$266.3

(1)	Includes amortization included in Cost of Sales.

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (Loss) (1)	Diluted EPS
As reported	$74.1	$15.4	$0.18	$83.2	$(5.1)	$(0.07)

Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.16	48.9	30.5	0.36
Restructuring costs	8.1	5.6	0.06	16.8	11.2	0.13
Litigation charge	18.1	10.3	0.11	21.2	12.3	0.15
Loss on debt conversions and prepayments	—	14.7	0.16	—	23.4	0.28

As adjusted for special items	$124.8	$61.3	$0.67	$170.1	$72.3	$0.85

	Three Months Ended March 31, 2009
	Operating Income	Net Income (Loss) (1)	Diluted EPS
As reported	$9.0	$(20.5)	$(0.29)
Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.20
Restructuring costs	8.7	5.6	0.08
Litigation charge	3.1	2.0	0.03
Loss on debt conversions and prepayments	—	8.6	0.12

As adjusted for special items	$45.3	$11.0	$0.14

(1)	The tax rates applied to special items reflect the tax benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in Cost of Sales.

CommScope management believes that presenting operating income, net income (loss) and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (Loss) (1)	Diluted EPS
As reported	$97.6	$40.2	$0.50	$125.3	$29.2	$0.38

Special items:
Amortization of purchased intangible assets (2)	28.5	17.8	0.22	56.9	36.3	0.45
Purchase accounting adjustments related to inventory	4.7	2.9	0.04	57.4	37.2	0.46
Restructuring costs	22.6	22.5	0.28	22.8	22.7	0.28
Acquisition and one-time transition costs	0.9	0.6	0.01	3.9	2.5	0.03
Settlement of tax audits	—	(3.9)	(0.05)	—	(3.9)	(0.05)
Cost related to conversion of 1% debentures	—	—	—	—	2.8	0.03

As adjusted for special items	$154.3	$80.1	$1.00	$266.3	$126.8	$1.58

	Three Months Ended March 31, 2008
	Operating Income	Net Income (Loss) (1)	Diluted EPS
As reported	$27.8	$(11.0)	$(0.16)
Special items:
Amortization of purchased intangible assets (2)	28.5	18.5	0.24
Purchase accounting adjustments related to inventory	52.8	34.3	0.44
Restructuring costs	0.1	0.2	0.00
Acquisition and one-time transition costs	2.9	1.9	0.03
Cost related to conversion of 1% debentures	—	2.8	0.04

As adjusted for special items	$112.1	$46.7	$0.59

(1)	The tax rates applied to special items reflect the tax benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in Cost of Sales.

CommScope management believes that presenting operating income, net income and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.